EXHIBIT 10.20

Schedule of Change of Control Agreements

Susan Asch
David Edler
Geraldine Glazer
Robert Haines
James Hockenberry
Daniel Hrynkow
Edwin Moran
Dean Rivest
Timothy Scanlan
Steven Treichel
Matthew Unger
James Upchurch